Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH THREE ASTERICKS AS FOLLOWS ***. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
License and Service Agreement
This License and Service Agreement (“Agreement”) is entered into as of August 27, 2008 (“Effective Date”) by and between Fiserv Insurance Solutions, Inc. with offices located at 475 14th Street, Oakland, California 94612 (“Fiserv”), and Majestic Insurance Company (“Client”), on behalf of itself and its Affiliates and Subsidiaries (as those terms are defined herein) with offices located at 2515 South Road, Poughkeepsie, New York 12601. Trident IV Funds, an affiliate of Stone Point Capital, owns approximately 51% of Insurance Solutions Holdings, Inc., which is the ultimate parent of Fiserv.
Witnesseth:
WHEREAS, Fiserv or its Affiliate executing Exhibit 1n is the licensor of the Software System (as defined below), and
WHEREAS, Client wishes to install and Use (as defined below) the Software System in Client’s premises.
NOW, THEREFORE, the parties agree as follows:
1.	Definitions
The following definitions are used in this Agreement:
1.1
“Affiliate” means an entity that owns more than 50% of a party; an entity that is more than 50% owned by the same entity that owns more than 50% of a party; an entity of which a party owns more than 50% (“Subsidiary”); or an entity that is more than 50% owned by a Subsidiary.

1.2	“Base Software” means the standard, unmodified computer programs in object code format, together with one set of Documentation as specified in each Exhibit 1n.

1.3
“Basic Maintenance Services” means maintenance services described in Section 5 below. Basic Maintenance Services are available only with respect to the current release and the releases made in the prior 12-month period.

1.4
“Client Confidential Information” means any proprietary information or trade secrets of Client, any confidential information concerning Client’s business which is either labeled as confidential when provided by Client to Fiserv or which is of such nature that Fiserv knows or reasonably should know is confidential information of Client, and all data pertaining to (i) Client’s customers, (ii) workers’ compensation claimants and (iii) other individuals, that Client collects for business purposes. If Client Confidential Information is disclosed orally, Client shall promptly following such disclosure confirm in writing that such information is confidential.

1.5	“Computer System” means the manufacturer-supplied equipment and software owned, leased or licensed by Client and installed at the Location and upon which the Software will operate.

1.6	“Documentation” means the Software documentation specified on each Exhibit 1n.

1.7
“Enhancements” are modifications made to the Software that add program features or functions not originally within the Software. Enhancements are developed by Fiserv either on its own initiative or in response to a client’s business requirements on a fee-for-services basis. Enhancements are licensed to Fiserv clients who are licensees of the Software, upon payment of additional license and/or maintenance fees; provided, however, that Fiserv shall not charge Client additional license fees for Enhancements that are funded solely by Client.

1.8	“Equipment” means the computer hardware identified on each Exhibit 3n.

1.9
“Exhibit 1n” means each Exhibit 1 entered into by the parties and when so entered into shall be deemed a part of this Agreement. Each Exhibit 1 shall follow sequential alphabetical order as each is entered into by the parties. Exhibits 1a, 1b, and 1c are attached hereto and accepted with the signing of this Agreement.

1.10	“Location” means only the premises identified on each Exhibit 1n.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0001

1.11	“Maintenance Fee” means the annual fee specified in each Exhibit 1n for Basic Maintenance Services.

1.12
“Modifications” are changes made by Fiserv to the Software. Modifications to the Base Software, as defined herein, may be either Enhancements or Upgrades as determined in the sole and reasonable judgment of Fiserv. Fiserv reserves the right to develop other software and systems outside of the functional scope of the Software that can operate separately and interface with the Software and which are separately licensed by Fiserv to its clients. Such other software and systems are not and will not be deemed to be “Modifications” as that term is defined herein.

1.13	“Non-conformity” means a failure of Software to perform in substantial accordance with the functions described in the Documentation.

1.14	“Operational Support” means optional Fiserv services available, at Client request, to support Client’s Software operation.

1.15	“Professional Service Fees” means fees specified in each Exhibit 1n for professional services provided by Fiserv related to the Software.

1.16
“Software” means the Base Software and all Upgrades and Enhancements added to the Base Software through Fiserv software releases distributed to Fiserv’s general client base as part of Basic Maintenance Services. Software does not include separate, independent, and stand-alone modules or subsystems that Client has developed and maintained without Fiserv’s assistance.

1.17	“Software System” means the Software and Third Party Software.

1.18	“Special Maintenance Services” means any other maintenance services as described in Section 5.2 of this Agreement and as may be further amplified and specified in each Exhibit 1n.

1.19
“Taxes” means all sales, use, excise, value added, and other taxes and duties however designated levied by any taxing authority. Taxes shall not include any levies by any taxing authority based on Fiserv’s net income.

1.20	“Third Party” means any party other than Fiserv, and its employees, agents, and subcontractors, and Client.

1.21	“Third Party Software” means software provided by Fiserv that is owned or licensed by Third Parties as identified on each Exhibit 1n.

1.22	“Total License Fee” means the total license fee specified on each Exhibit 1n for Software. Fees for modifications, Enhancements, or additions to Software are excluded from the Total License Fee.

1.23	“Upgrades” are modifications made by Fiserv to maintain compatibility of the Software with new system software releases or to improve previously existing features or functions of the Software.

1.24
“Use” means copying or loading any portion of the Software System from storage units or media info any equipment for the processing of data by the Software System, or the operation of any procedure or machine instruction utilizing any portion of either the computer program or instructional material supplied with the Software System. Use is limited to type of operations described in the Documentation solely to process Client’s own work for the following lines of business: surety, standard workers compensation and excess workers compensation. If the Base Software includes PowerSuiteClaims, Use also shall include processing of Client’s work as a third party claims administrator for self-insured employers, subject to Fiserv’s prior written consent and payment by Client of additional fees in accordance with mutually agreed terms.

1.25
“Work Order” means a written agreement signed by Client and Fiserv pursuant to which Fiserv shall provide Professional Services to Client and includes any document identified as a Statement of Work or SOW. Each such Work Order is made a part of this Agreement.

2.	License

2.1
Fiserv, by itself or through its Affiliate executing Exhibit 1n, agrees to furnish the Software System to Client and does hereby grant to Client a personal, non-exclusive, nontransferable license to Use the Software System at the Location on the designated Computer System for the benefit of Client and its current and future Affiliates and Subsidiaries, for so long as any such entity remains a direct or indirect Subsidiary of Client’s ultimate parent, CRMH Holdings, Ltd. (“Client’s Ultimate Parent”) subject to such limitations as may be specified in each Exhibit 1n. For the avoidance of doubt, the direct and indirect Subsidiaries of Client’s Ultimate Parent are, as of the Effective Date, CRM USA Holdings, Inc., Compensation Risk Managers, LLC, Compensation Risk Managers of California, LLC, Eimar, LLC, Embarcadero Ins. Holdings, Inc., Client, Great Western Insurance Services, Inc., Redhorse Insurance Company, Ltd. and Twin Bridges (Bermuda) Ltd. Nothing in this Section 2.1 shall be construed as granting Client or any Affiliate or Subsidiary of Client the right to use the Software to provide processing services to any entity not a direct or indirect Subsidiary of Client’s Ultimate Parent.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0002

2.2
Client may change the Location in the event Client transfers its data processing department to a new location within the same country. Client shall provide Fiserv with 15 days advance notice of any proposed transfer of operations. Assistance by Fiserv related to the transfer shall be chargeable at Fiserv’s then current professional service rates. Client shall reimburse Fiserv for any out-of-pocket expenses.

2.3
Fiserv prohibits the copying of any portions of the Software System except that Client may copy reasonable quantities of any Documentation; and may copy machine language code, in whole or in part, in reasonable quantities, in printed or electronic form, for use by Client in accordance with this Agreement at the Location for archive, back-up, or emergency restart purposes, or to replace copy made on defective media. In addition to one production instance of the Software, Client may also maintain a copy in each of a test environment and a development environment. The original, and any copies of the Software System, or any part thereof, shall remain Fiserv’s property or the property of Fiserv’s licensors. Client shall retain on and not remove from any copies made pursuant to this Section 2.3 all Fiserv trademarks, copyright notices and other notices protective of Fiserv’s rights in and to the Software System and the Documentation.

2.4
Client shall maintain any such copies and the original at the Location and one Client archive site (“Archive Site”) in the same country. Client may transport or transmit a copy of the Software System from the Location or the Archive Site to another location in the same country as the Location for back-up use in accordance with this Agreement when required by Computer System malfunction or for disaster recovery and disaster recovery testing purposes, provided that the copy or original is destroyed or returned to the Location or Archive Site when the malfunction is corrected or the disaster recovery or testing is over. Client shall reproduce and include all copyright and other proprietary notices on all copies, in whole or in part, in any form, of the Software System made as specified herein.

2.5	Client shall not decompile, disassemble, or otherwise reverse engineer the Software System.

2.6	Third Party Software is provided to Client under the following supplemental terms:
(i)	Use of Third Party Software shall be restricted to Use as part of the Software System.

(ii)	Fiserv and Third Party Software owners shall not be liable for any damages, whether direct, indirect, incidental, or consequential arising from the use of the Third Party Software.

(iii)	Publication of benchmark tests of Third Party Software is permitted only by a writing signed by an authorized officer of Fiserv and the Third Party Software owner.

(iv)	Third Party Software owners are hereby designated as third party beneficiaries of this Agreement as it relates to their software.

(v)
Third Party Software is not specifically developed, or licensed for use in any nuclear, aviation, mass transit, or medical application or in any inherently dangerous applications. Third Party Software owners and Fiserv shall not be liable for any claims or damages arising from such use if Client uses the Software System for such applications.

2.7	Fiserv grants Client the right to Use of any Software System modifications furnished or authorized by Fiserv pursuant to this Agreement.

2.8
Client shall obtain and maintain at its own expense such data processing and communications equipment and supplies as may be necessary or appropriate to facilitate Use of the Software System in accordance with this Agreement.

3.	License Fees

Client agrees to pay the Total License Fee(s) and any annual usage fees in accordance with the payment schedule set forth in each Exhibit 1n.

4.	Professional Services Terms

4.1
Fiserv, by itself or through its Affiliate executing a given Work Order, agrees to provide Client with the Fiserv professional services described in and at the rates specified in such Work Order in accordance with the terms and conditions set forth herein. The foregoing notwithstanding, until completion of the initial implementation services, which shall be deemed to be complete upon acceptance of the Client funded Enhancements resulting from the fit analysis performed by Fiserv for Client, Fiserv agrees that

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0003

***
. At the completion of the initial implementation services, Fiserv’s then current professional service rates shall apply, unless specifically otherwise required by the applicable Work Order. Subject to
***
unless specified otherwise in a Work Order, all professional services rates quoted are valid for 90 days from the effective date of the applicable Work Order and, thereafter, are subject to change by Fiserv on 30 days’ prior written notice to Client, provided, however, aggregate increases in professional services rates during any contract year shall not exceed
***
in the most recently available month over the same month in the preceding calendar year. All professional services deliverables shall be provided in accordance with the procedures set forth below.
4.2
Operational Support. if requested by Client, and subject to a mutually agreed upon implementation, Fiserv agrees to provide Operational Support at then current rates specified in each Work Order. Operational Support shall only be available if Client is receiving Maintenance Services.

4.3
Business Requirements List. Client shall provide to Fiserv a business requirements list (“Business Requirements List”) for each project containing all necessary information concerning Client’s requirements. Fiserv shall review and suggest revisions to such Business Requirements List on a timely basis. The parties shall mutually agree in writing to the final Business Requirements List.

4.4
Functional Specifications. Any modifications to the Software or other professional service deliverables shall be based on specifications created by Fiserv and approved by Client as provided below (“Functional Specifications”).

(i)
Fiserv shall develop Functional Specifications based on the Business Requirements List for Client’s written approval. Fiserv shall not be obligated to perform any further professional services until the Functional Specifications are approved in writing by Client, which approval shall not be unreasonably withheld or unduly delayed.

(ii)
Any Enhancements funded solely by Client, including changes or additions to the agreed upon work, shall be made only upon written agreement of the parties. In the event the parties agree in writing to any such items, the Functional Specifications and applicable Project Plan (as defined below) shall automatically be modified to the extent necessary to allow for the implementation or provision of the items.

4.5
Project Plan. Fiserv shall, upon Client’s full cooperation, develop a project plan for Enhancements funded solely by Client and other professional service deliverables based on the Functional Specifications (the “Project Plan”). Each such Project Plan shall contain a listing of the nature and timing of tasks for the project, some of which are to be performed by Fiserv and some by Client. Changes to a Project Plan shall be only by mutual agreement of the parties.

4.6
Project Management. Installation, implementation, training and Use of the Software System and the performance by Fiserv of Basic Maintenance Services and Special Maintenance Services as well as the performance of any other professional services shall be subject to the following project management provisions:

(i)
Fiserv and Client shall each designate and appoint a “Project Manager”, each of whom shall be the principal contact of a party to the other party and shall be charged with oversight of such party’s actions under this Agreement;

(ii)
If the Project Managers disagree on any issue, and cannot resolve it within five (5) calendar days of a conference or meeting (which may be telephonic), or written request to meet, then either Project Manager may refer the problem to an executive steering committee (“Executive Steering Committee”) consisting of (a) the SVP of Professional Services (or its designee) from Fiserv, (b) the CEO (or its designee) from Client, and (c) the Project Manager of each party. The Executive Steering Committee shall meet periodically to review progress to resolve major issues. It shall also meet promptly upon any referral of an issue by a Project Manager, as above provided. The Executive Steering Committee may meet in person or by telephone and shall take action only by unanimous written consent. If an issue remains unresolved after consideration for a minimum of ten (10) calendar days by the Executive Steering Committee, then the parties will revert to the dispute resolution process set forth in Section 21 of this Agreement, unless the Executive Steering Committee unanimously agrees to continue to work toward resolving the dispute within the context of the Executive Steering Committee.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0004

4.7
Change Control. If either Client or Fiserv desires to change a Work Order or believes that a change in scope or other contents of the Work Order is warranted, it may issue a written request for change in a mutually acceptable form (“RFC”). In no event will Fiserv be permitted or obligated to perform any work to implement a RFC unless such RFC is approved in writing by the party to whom the RFC is directed, such approval not to be unreasonably withheld, and only upon such approval will the RFC become part of and amend the applicable Work Order.

4.8
Project Plan Adjustments. Fiserv and Client agree to the following process for addressing any material deviations from the Project Plan. “Material” in terms of project hours is defined as an increase of more than 20% over the estimated project hours set forth in the applicable Work Order, and in terms of the project schedule set forth in the Project Plan is defined as an increase of more than 20% over the estimated duration of the project.

(1)
Immediately upon either party’s recognition that there is likely to be a material deviation from the Project Plan, such party will notify the other party’s Project Manager; and the parties’ respective Project Managers will meet in person or by telephone to discuss the deviation within five (5) business days of such notification.

(2)
During such discussion, the parties’ respective Project Managers will review the nature and extent of the deviation and its causes, and each party’s Project Manager will present potential remedies and the estimated impact on the project.

(3)	If resolution is not reached by the Project Managers within a reasonable time, the issue will be escalated by the Project Managers to the Executive Steering Committee for resolution.

(4)	Thereafter, the Project Plan will be amended accordingly.
4.9
Acceptance. Enhancements funded solely by Client shall be deemed accepted by Client on the earlier of (i) 30 days after delivery by Fiserv to Client for user acceptance testing or (ii) live operation and use of the modified Software in Client’s business; provided, however, that the time period for Client’s acceptance of Enhancements shall be extended until delivery by Fiserv to Client of modified Enhancements that correct any Non-conformities identified by Client to Fiserv in writing (and with reasonable particularity) during such 30-day user acceptance testing. Subject to the foregoing, Fiserv shall correct such Non-conformities at the hourly rate specified in the applicable Exhibit 1n or Work Order within a reasonable time of Fiserv’s receipt of such notice.

4.10
If Client is unable to provide access to required facilities or personnel or is unable to meet its tasks assigned on the Business Requirements List or the applicable Project Plan, Fiserv shall endeavor to reschedule tasks to minimize the non-productive time arising. All such non-productive time is chargeable to Client. If such non-productive time is expected to be significant, Fiserv shall endeavor to reassign its personnel to other suitable work. In this event, Client will not be charged for the time personnel were reassigned.

5.	Maintenance Services Terms

5.1	Fiserv, by itself or through its affiliate executing Exhibit 1n, agrees to provide Client the following Basic Maintenance Services:
(a)
Software Releases. Fiserv will provide Enhancements, Upgrades, and software fixes to correct Software Non-conformities in the form of new releases. Client agrees to provide Fiserv with reasonable assistance and information in connection therewith.

(b)
Help Desk Support. Fiserv will provide up to 10 hours per month of help desk support during normal business hours. For help desk support over 10 hours or not during normal business hours, Client will be charged Fiserv’s then-current professional service rates.

5.2
Special Maintenance Services, if selected by Client, shall be designated on each Exhibit 1n or Work Order and may include special and additional services requested by Client and reflected in Exhibit 1n or a Work Order hereto in connection with installation and implementation of the Software, including, without limitation, services in connection with stabilization of the Software System as contemplated in Section 5.8 hereof. Any implementation of regulatory changes shall be deemed Special Maintenance Services subject to additional terms and charges, as mutually agreed between Fiserv and Client in a Work Order executed by the parties.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0005

5.3
The initial Maintenance Fee and Maintenance Fee adjustment terms are specified on each Exhibit 1n. Unless specified otherwise in Exhibit 1n, Maintenance Fees are subject to annual increase on each anniversary date of this Agreement upon 30 days written notice in the form of Fiserv’s renewal invoice to Client and shall also be subject to increase following delivery of new release(s) of, or Modifications or additions to the Software or other changes in the limitations or specifications described in Exhibit 1n.

5.4
Client agrees to train its current and future employees on the technical and user operations of the Software at Client’s sole cost. Upon Client’s request and the signing of a mutually agreed Work Order, Fiserv shall provide such training.

5.5
Fiserv may utilize remote diagnostic software and remote communication services, such as vpn or similar methods of access, in providing services hereunder. Client shall pay the cost, if any, of such software and communication services. Client shall cooperate and assist Fiserv to expedite resolution of all Non-conformities.

5.6
Should Fiserv’s review of any Non-conformity indicate, in Fiserv’s reasonable opinion, that the reported problem is not a Software defect but is due to other causes, including, without limitation, input not in accordance with specifications, Client’s abuse or misuse of the Software System, or by a modification or addition to the Software System not performed by Fiserv, or by Client’s failure to properly maintain the Computer System or to install the required system software release as instructed by Fiserv, then:

(i)
Client agrees to pay Fiserv for the work performed by Fiserv in investigating the problem at Fiserv’s then-current professional services rates, including reimbursement by Client for any out-of-pocket expenses incurred by Fiserv, and

(ii)
Fiserv, at Client’s request, shall advise Client whether Fiserv can correct or assist in resolving such problem, and the terms under which Fiserv shall undertake same. Upon written acceptance by Client, Fiserv shall correct or assist in resolving the problem in accordance with such terms.

5.7
Network-related problems are not covered under Basic Maintenance Service. In the event Fiserv does provide services to resolve such problems, Client agrees to pay Fiserv’s then-current professional services rates and to reimburse Fiserv for any out-of-pocket expenses incurred by Fiserv.

5.8
Following commencement of Use of the Software in live production, Client may, at its option request and Fiserv shall provide Special Maintenance Services for a “Stabilization Period” of ninety (90) days or such other period of time as the parties may agree, during which Fiserv shall assign one or more of its employees, as Client and Fiserv shall agree and reflect in a Work Order, to assist Client at the Location in stabilization of the Software System in Client’s environment. Charges for such Special Maintenance Services shall be set forth in the applicable Work Order.

6.	Term

6.1
The term of this Agreement shall begin on the Effective Date and continue until terminated as provided herein. The license(s) granted hereunder shall be for the initial term specified in the applicable Exhibit 1n to this Agreement and shall be subject to Client’s rights of renewal as specified in each such Exhibit 1n. Unless otherwise specifically provided in an Exhibit 1n, no additional license fee shall be payable upon any renewal.

6.2
Unless specified otherwise in Exhibit 1n, the provision of Basic Maintenance Services by Fiserv shall begin on the Effective Date and shall continue for an initial term of 5 years and thereafter, the provision of maintenance services by Fiserv shall be automatically renewed for successive 1 year terms at Fiserv’s then-current fees for all Software then licensed hereunder unless terminated by either party in accordance with the applicable Exhibit 1n.

7.	Equipment Terms
Client will utilize equipment that meets or exceeds the minimum standards established by Fiserv for the implementation and operation of the Software System.
8.	Payment

8.1	Fiserv shall add to each invoice, and Client shall pay, any applicable Taxes. Fiserv shall remit such Taxes to the appropriate taxing authorities.

8.2	Each payment to be paid to Fiserv hereunder is due upon receipt of the invoice and shall be paid by Client as specified on each Exhibit 1n.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0006

8.3
If the whole or any part of any invoice remains outstanding for 60 days or more, Client shall pay an agreed financial charge calculated at the rate of 1½ % per part or complete month on the overdue balance. Fiserv shall pay the same financial charge on the amount of any credit due to Client for sums previously paid by Client that were the subject of a dispute resolved in Client’s favor.

8.4
Except as otherwise expressly provided herein, Fiserv shall use commercially reasonable efforts to secure the lowest practically available rates on travel and lodging given any applicable location, timing and availability constraints in accordance with Fiserv’s then-current travel and expense policy. Client agrees to pay such travel and living expenses of any employees of Fiserv and its authorized contractors who render services at either the Location or any other Client site in connection with the activities described in this Agreement. All expenses shall be itemized on invoices submitted by Fiserv.

8.5	Fiserv shall pass through to Client out-of-pocket fees listed in Exhibit 1n.

9.	Performance

9.1
Upon reasonable advance notice, Client shall give Fiserv such access to the Client Location, Software, and Computer System as is reasonably required to enable Fiserv to provide Services and shall make available information, facilities, personnel, and services reasonably required by Fiserv for the performance of its obligations hereunder.

9.2	The Base Software shall be deemed accepted by Client upon the earlier of thirty (30) days following delivery to Client by Fiserv or Use of the Base Software in live production.

9.3	Work in determining the nature of any problem or in making Software corrections, amendments, or additions may be carried out at Fiserv’s site or the Location, at Fiserv’s discretion.

9.4
Client agrees to maintain the Computer System, Software, and Third Party Software in accordance with Fiserv’s then current specified minimum configuration during the term hereof, or contract with Fiserv to so provide. Fiserv shall provide Client with their current specified minimum configuration within 10 days of Client’s request for such configuration specifications made during the course of implementation of the Software.

9.5	Each party shall be responsible for ensuring that its systems are capable of passing and/or accepting date formats from and/or to the other party’s system.

10.	Warranties

10.1
Provided the Software is covered under Basic Maintenance Services, Fiserv warrants that the Base Software will perform in substantial accordance with the Documentation when operated in the operating environment specified in the Documentation. For a period of 90 days after acceptance of the Base Software and the Enhancements set forth in the first Statement of Work under this Agreement, Fiserv will provide replacements or corrections to any portion of the Base Software that does not so perform where such failure is material, provided Client notifies Fiserv of such failure in writing. This warranty shall not apply if the problem is caused by unauthorized modification to the Software System, use of the Software in combination with non-Fiserv provided software, or by incorrect Use. Client acknowledges that the warranties given by Fiserv are conditional upon the procurement and maintenance by Client of the Computer System in accordance with the then current specified configuration.

10.2
Fiserv’s obligation under the warranty stated in the foregoing paragraph shall be to repair or replace defective or non-conforming portions of the Base Software at its own expense and within a commercially reasonable time, due consideration being given to the complexity of the defect or Non-conformity and the impact on Client’s business.

10.3	Fiserv warrants that it has the right to grant the license provided in this Agreement.

10.4	Fiserv warrants that the Services described in this Agreement shall be performed in a workmanlike manner and in accordance with standards applicable to the financial software services industry.

10.5
THE WARRANTIES STATED ABOVE ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV. FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0007

11.	Indemnity

11.1
Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges Use of the Software infringes a patent, copyright, or other proprietary right of a Third Party enforceable in the Location, provided Client notifies Fiserv promptly in writing of any such claim and grants Fiserv sole right to control the defense and disposition of such claim.

11.2
If, as a result of such claim, Fiserv or Client is permanently enjoined from using Software by a final, non-appealable decree, Fiserv, at its sole option and expense, may (i) procure for Client the right to continue to use the Software or (ii) provide a replacement or modification for Software so as to settle such claim. If Fiserv and Client jointly agree that the Software modification is not reasonably practical, Fiserv shall discontinue and terminate this license upon written notice to Client and shall refund to Client on a pro rata basis based on a 60 month amortization schedule, the Total License Fee paid to Fiserv.

11.3
THE FOREGOING STATES FISERV’S ENTIRE LIABILITY AND CLIENT’S EXCLUSIVE REMEDY FOR THE INFRINGEMENT OF ANY COPYRIGHTS, PATENTS, OR OTHER PROPRIETARY RIGHTS ARISING FROM USE OF THE SOFTWARE OR ANY PART THEREOF, AND CLIENT HEREBY EXPRESSLY WAIVES ANY OTHER LIABILITIES ON THE PART OF FISERV ARISING THEREFROM.

11.4	Fiserv shall have no liability for any claim based upon:
(i)	use of any part of Software in combination with materials, software, or equipment not provided by Fiserv; or

(ii)	modifications made by Client or any Third Party.
11.5
Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (a) the use by Client of the Software in a manner other than that provided in this Agreement; and (b) any and all claims by customers or claimants of Client arising out of the Use of the Software by Client, provided that the indemnity listed in clause (b) hereof shall not preclude Client’s recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.

11.6
Each party shall indemnify and hold the other harmless against any loss of or any damage to any tangible property or injury to or death of any person caused by the negligence of, breach of statutory duty by, or willful misconduct of the indemnifying party’s employees, agents, or sub-contractors.

12.	Limitation of Liability of the Parties

FISERV SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, WHETHER IN TORT OR IN CONTRACT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, EXCEPT AS PROVIDED IN THE NEXT SENTENCE OF THIS SECTION 12, FISERV’S LIABILITY FOR ANY REASON AND UPON ANY CAUSE OF ACTION WHATSOEVER SHALL BE LIMITED TO

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13.	Title

13.1
Except as provided in the next sentence, nothing in this Agreement shall convey to Client any title to or any rights in the Software System, including, without limitation any Modifications thereto; all proprietary rights in and ownership thereof being exclusively held by Fiserv and/or Fiserv’s licensors. Client’s sole right in relation to the Software System and any Modifications thereto is Use of same for the duration of the license therefore granted pursuant to this Agreement and under the terms and conditions contained herein.

13.2
The Software System and all Software System Modifications, Enhancements, or Upgrades, and all patents, copyrights, and other proprietary rights related thereto are the sole and exclusive property of Fiserv or Fiserv’s licensors, whether made by Fiserv, Client, or any of their employees or agents. Client shall execute documents reasonably required by Fiserv to perfect such rights.

13.3
All information, reports, studies, software, whether object or source code, flow charts, diagrams, workflow, operational procedures, training manuals, test scripts, test plans, project plans, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of the services performed hereunder by Fiserv or jointly with Client, shall be the sole and exclusive property of Fiserv or its affiliate. Client shall be entitled to Use of all such work product produced by Fiserv in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, Client’s intellectual property including, but not necessarily limited to, Client Confidential Information shall remain the exclusive property of Client.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0008

14.	Non-Disclosure

14.1	Fiserv has granted Client the limited right to Use of the Software System as provided herein. Client hereby acknowledges and agrees that:
(i)	the Software System, including all specifications, work product, translations and other materials developed by Fiserv and Fiserv’s licensors and

(ii)	the terms and conditions of this Agreement
contain highly confidential, unique, secret, and valuable information of Fiserv and Fiserv’s licensors. Client agrees that it shall not sell, transfer, publish, disclose, display or otherwise make available to others the Software System, any materials relating to or forming a part of the Software System or any other Fiserv proprietary information without Fiserv’s prior written consent. Client agrees to secure and protect the Software System and proprietary information and to take appropriate action with its employees, either as a condition of employment or otherwise, who are permitted access to such materials to satisfy Client’s obligations hereunder. Client further agrees to exercise commercially reasonable efforts to assist Fiserv in identifying and preventing any use or disclosure of any portion of the Software System or proprietary information. As a precondition to Client’s request to Fiserv for consent to disclose the Software System, in whole or in part, to a Third Party, Client shall obtain from such party an executed Exhibit 2. All Client obligations and undertakings relating to confidentiality and nondisclosure shall survive the termination of this Agreement for any reason. Nothing in this section shall preclude Client from disclosing the terms and conditions of this Agreement to its attorneys, accountants, clients and regulators on a confidential basis, as may be required by law or compulsory legal process, or as may be necessary to enforce the terms and conditions of this Agreement.
14.2
Fiserv agrees that it shall not sell, transfer, publish, disclose, display or otherwise make available to others any Client Confidential Information without Client’s prior written consent. Fiserv specifically agrees that it will not use any non-public personal information about (i) Client’s customers, (ii) workers’ compensation claimants and (iii) other individuals, that Client collects for business purposes, in any manner prohibited by Title V of the Gramm-Leach-Bliley Act (“GLBA”) or applicable state privacy laws and regulations which provide standards for privacy protection that are consistent with the standards of GLBA. If Fiserv determines compliance with such state privacy laws and regulations is not feasible, Fiserv shall promptly notify Client of its inability to comply and Client shall have the right to implement such safeguards as Client, in its sole discretion, may deem necessary to comply with such laws and regulations. Subject to the foregoing, Fiserv shall implement and maintain appropriate measures designed to meet the objectives of the federal or state guidelines establishing standards for safeguarding customer information as adopted by Client’s federal or state regulatory agency. Fiserv shall protect any Client Confidential Information from disclosure with the same degree of care afforded by Fiserv to its own confidential information. All Fiserv obligations and undertakings relating to Client Confidential Information shall survive the termination of this Agreement for whatever reason.

14.3
Upon reasonable advance notice, Client shall permit Fiserv’s authorized representatives during Client’s normal hours of operation to audit Client’s Use at the Client Location to determine that the provisions of this Agreement are being faithfully performed. As necessary for the performance of such audit, Fiserv shall be entitled to enter into any of Client’s premises and Client hereby irrevocably grants authority to Fiserv and authorized representative to enter such premises for such purpose. Any such audit shall be conducted in such a manner as to minimize the disruption to Client’s business.

14.4
Fiserv shall promptly notify Client if Fiserv becomes aware of any breach of confidence relating to Client Confidential Information and give Client all reasonable assistance in connection with Fiserv’s investigation of same. Client shall promptly notify Fiserv if Client becomes aware of any breach of confidence relating to the Software System or other proprietary information and give Fiserv all reasonable assistance in connection with Fiserv’s investigation of same.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0009

15.	Termination

15.1
Except as provided in Section 15.2, the termination of this Agreement shall automatically, and without further action by Fiserv, terminate and extinguish the license, and all rights in and to Software shall automatically revert irrevocably to Fiserv. Fiserv shall have the right to take immediate possession of the Software System and all copies thereof wherever located without further notice or demand.

15.2
Client may terminate this Agreement in the event of a material default by Fiserv under this Agreement which is not cured within a reasonable cure period (with the minimum being 30 days if no other cure period is stated) after notice to Fiserv specifying the nature of the default with reasonable particularity. In the event of termination of this Agreement as provided in this section, Client shall have a nonexclusive and nontransferable license to use the Software System for such period of time as may be reasonably required to transition to another software system, in no event to exceed 24 months. During such transition, if requested by Client, Fiserv shall provide reasonably required support services to Client at Fiserv’s then-current professional service rates. The post termination license granted by this Section 15.2 shall be subject to all of the limitations upon Use as are set forth herein, including the provisions of Sections 1.24, 2.1 and 14.1 of this Agreement, all of which limitations shall survive the termination of this Agreement.

15.3
If Client violates any of the non-assignment provisions of this Agreement and fails to remedy any such breach within 10 days of notice thereof from Fiserv, Fiserv may terminate this Agreement without further notice. If Client violates any of the non-disclosure provisions or Software or Software System Use provisions of this Agreement, Fiserv may terminate this Agreement immediately upon written notice.

15.4
If Client violates or fails to perform any of the terms or conditions other than those specifically expressed in Section 15.3 and fails to remedy any such breach within 30 days of notice thereof from Fiserv, or if Client shall become insolvent or ceases to do business, then Fiserv may give notice declaring this Agreement is terminated at the expiration of such notice period.

15.5
Exercise of either party’s right of termination shall not prejudice legal rights or remedies either party may have against the other at law or in equity in respect of any breach of the terms of this Agreement.

15.6
Client’s failure to pay any undisputed amounts on a timely basis is cause for termination of this Agreement and the licenses granted hereunder if Client fails to remedy such breach within 30 days of notice of such non-payment.

16.	Escrow

16.1
Deposit. Within ninety (90) days after the Effective Date, Fiserv agrees that Client shall be made a beneficiary under an agreement establishing an escrow (“Escrow Agreement”) for the source code to the Software and the Documentation, which shall be periodically modified and updated by Fiserv to keep the escrowed source code current (“Escrowed Source Code and Documentation”), with the escrow agent thereto (“Escrow Agent”). Fiserv shall provide a copy of the Escrow Agreement to Client. Pursuant to such Escrow Agreement, (a) the Escrow Agent shall hold the Escrowed Source Code and Documentation in escrow in accordance with the terms and conditions of the Escrow Agreement and (b)

***
the Escrow Agent shall release a copy of the Escrowed Source Code and Documentation to Client. If, pursuant to the Escrow Agreement, Client obtains the Escrowed Source Code and Documentation, the only use made thereof shall be for maintenance of the Software in connection with Use thereof as provided for and limited by the provisions of the Agreement. Fiserv shall invoice to Client and Client shall pay to Fiserv all costs and fees charged by the Escrow Agent for the escrow and designation of Client as a beneficiary within 30 days of the date of invoice therefor.
16.2
Effect of Release. If the Escrowed Source Code and Documentation are released to Client pursuant to Section 16.1 and the Escrow Agreement, the Software license herein granted shall thereafter be deemed a perpetual license, provided, however, if shall automatically terminate upon cessation of Use by Client for a continuous period of sixty (60) days or the breach by Client of any of the non-disclosure provisions of this Agreement, whether such breach occurs prior to or subsequent to termination of this Agreement.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0010

17.	Non-Assignment

17.1
In the event of the sale of 50% or more of Client’s common stock, or the sale of all or substantially all of Client’s assets, or in the event of any merger in which Client is not the surviving organization, Client may transfer this Agreement upon payment of 25% of the then current license fee and upon Fiserv’s prior written consent, which consent shall not be unreasonably withheld. This section shall not apply in the event of a sale or other transfer of the common stock or assets of Client to, or a merger of Client with, any Affiliate of Client, nor shall this section or Section 17.2 apply in the event of a change of control of Client resulting from a sale of the stock of or other change of control of, Client’s Ultimate Parent.

17.2
If the organization acquiring Client’s common stock, assets, or surviving a merger is an organization deriving more than 5% of its gross revenues from providing service bureau, time share, computer software consulting services, computer software licensing, or computer hardware sales, Fiserv shall be under no obligation to consent to such transfer.

17.3
Except as expressly provided above, neither party may assign or transfer its rights, duties, or obligations under this Agreement to any person or entity, in whole or in part, without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon the parties and their respective successors and permitted assigns.

18.	Export

18.1
Limit on Export. Client shall not export, or re-export, directly or indirectly, any Software licensed from Fiserv or any technical data derived therefrom to any country for which the United States government or any agency thereof may require an export license or other government approval without first acquiring that license or approval.

18.2
Compliance. Client agrees that with respect to compliance with the United States export control and trade sanction laws and regulations (collectively, “Export Laws”): (i) Client will comply with such Export Laws regarding the Software and technical data; (ii) Client will permit audits or reviews by Fiserv covering the Software and data export activity; and (iii) Fiserv reserves the right to suspend performance of its obligations under this Agreement in cases of noncompliance by Client of such Export Laws.

19.	Entire Agreement

19.1
This Agreement, including all Exhibits hereto, which are hereby expressly incorporated herein, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control. This Agreement may not be amended or modified except by a written instrument executed by both parties. Client agrees that Fiserv may subcontract any services to be performed hereunder provided Fiserv provides reasonable prior notice of same to Client and Client does not reasonably object to the subcontractor designated by Fiserv. Any such subcontractors shall be required to comply with all applicable terms and conditions. Notwithstanding the foregoing, Client shall have the right, in its sole discretion, to reasonably disapprove of any subcontractor or employee of Fiserv or a subcontractor who will be present at Client’s Location or who will interact with Client’s staff in person, by telephone or by e-mail, provided notice of such disapproval is given to Fiserv prior to commencement of services by such subcontractor or employee or as soon thereafter as possible. Fiserv shall not utilize any such disapproved subcontractor or employee to perform the services under this Agreement, provided, however, if notice of disapproval causes a delay in or otherwise materially impacts Fiserv’s ability to perform services required hereunder, such delay or material impact shall not constitute a breach of this Agreement and Fiserv shall not be liable to Client for any loss caused by said delay or material impact.

19.2	Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party but not embodied herein.

20.	Notices
Any notice required or permitted to be given hereunder shall be given in writing by overnight mail or air courier to the addresses as first set out above (or to any subsequent address designated by either party for the purpose of receiving notices). Any other means of delivery (U.S. Mail, facsimile or personal delivery) shall also be acceptable if actually received.
All such notices shall be effective upon receipt.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0011

21.	Dispute Resolution

21.1
General. Except with respect to disputes arising from a disclosure, misappropriation or misuse of either party’s proprietary rights including, but not necessarily limited to, Client Confidential Information, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by three arbitrators, one chosen by each party, and the third chosen by those two arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least one of the arbitrators selected will be an attorney. Discovery shall not be permitted. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

21.2
Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 and the Federal Rules of Evidence. The arbitrators shall apply the substantive law of the State of New York, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

21.3
Situs. If arbitration is utilized to resolve any disputes between the parties, the proceedings to resolve any such dispute shall be held in the headquarters city of the party receiving the request for arbitration from the other party.

22.	General Terms

22.1	The section headings used herein are inserted only as a matter of convenience and for reference and shall not affect the construction or interpretation of this Agreement.

22.2	Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.

22.3
This Agreement shall be construed and enforced under the laws of the State of New York, without reference to its provisions relating to conflict of laws. The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

22.4
Except with respect to disclosure, misappropriation or misuse of either party’s proprietary rights including, but not necessarily limited to, Client Confidential Information, no action, regardless of form, arising out of this Agreement shall be brought by either party more than two (2) years after such cause of action shall have accrued.

22.5
The prevailing party in an action brought against the other to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs and expenses of bringing such action including its reasonable attorneys’ fees.

22.6	If any provision of this Agreement is held to be unenforceable, the other provisions shall nevertheless continue in full force and effect.

22.7	The failure of either of the parties to insist upon strict performance of any of the provisions of this Agreement shall not be construed as the waiver of any subsequent default of a similar nature.

22.8
(a) The parties agree that neither party (“Soliciting Party”) shall, without the prior written consent of the other party (“Employing Party”), directly or indirectly solicit for employment or hire any Restricted Employee within the earlier of 6 months from the date of (i) termination of such Restricted Employee’s employment with the Employing Party or (ii) termination or expiration of this Agreement.

(b) “Restricted Employee” means any former or current employee or contractor of the Employing Party or its affiliates that the Soliciting Party became aware of or came into contact with during the provision of services under or related to this Agreement.
(c) Unless expressly waived in writing by the Employing Party, as a condition to receipt of any consent described above in Section 22.8(a), the Soliciting Party shall pay the Employing Party a sum equal to the total compensation (salary, commission, and bonus) paid to such Restricted Employee during his/her last calendar year of employment with Employing Party which amount shall be annualized if the Restricted Employee was employed less than a full calendar year.
(d) This Section 22.8 shall survive termination or expiration of this Agreement for a period of 6 months.

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0012

22.9
All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

22.10
Client agrees that Fiserv shall be the sole and exclusive provider of the services that are related to the Software licenses pursuant to Exhibit 1n, subject, however, to all of the terms and conditions of this Agreement.

22.11
Client and Fiserv shall have the right to make general references about each other publicly and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients. The parties shall mutually agree on a press release relating to the execution of this Agreement. In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and comment on the content thereof prior to its release.

22.12	The parties agree that they are independent contractors and nothing in this Agreement shall be deemed to make them partners or joint venturers.
IN WITNESS whereof this Agreement has been executed as of the Effective Date by the following duly authorized representatives:

For and on behalf of Client	By:	/s/ Chester J. Walczyk
		Name:	Chester J. Walczyk
		Title:	Chief Operating Officer

For and on behalf of Fiserv Insurance Solutions, Inc.	By:	/s/ Gary Sherne
		Name:	Gary Sherne
		Title:	President, P&C Division

CONFIDENTIAL TREATMENT
REQUESTED BY KLNF	KLNF 0013

Exhibit 1a
Effective Date: August 27, 2008
PowerSuite®Policy
Initial Term of License: 5 years from the Effective Date set forth above in this Exhibit 1a. The license granted renews automatically at the end of the initial term and each year thereafter for so long as Client continues to pay Annual Maintenance Fees, as hereinafter provided.

Software	***
Software Documentation	Included with the Software
Location	1000 Adams Avenue, Suite 4, Valley Forge, PA 19401**
Total License Fee and Year 1 Maintenance Fee	***
License Fee Payment Timetable	Due and payable upon execution of the Agreement
Archive Site	[TBD prior to signing]
Maximum Users	Not Applicable
Licensor	InsureWorx, Inc.

*
Additional License Fees: The stated Total License Fees assumes the aggregate annual direct written premium (“Annual DWP”) processed with the Software System is no greater than $ 500,000,000. If during the term of this Agreement, Annual DWP exceeds such amount, Client shall pay Fiserv additional one time license fees in accordance with the following schedule:

Annual DWP	Additional License Fee
Less than $500,000,000	***
$500,000,000 to $750,000,000	***
$750,000,000 to $1,000,000,000	***
$1,000,000,000 to $2,000,000,000	***

**
Stated address is of Xtium, LLC, a third party contractor which Client intends to retain to perform processing services. Use of such third party contractor is subject to Fiserv’s consent, which shall not be unreasonably withheld, and the execution by Xtium, LLC of a Non-Disclosure Agreement in form and substance acceptable to Fiserv and to which Fiserv is either a party or a designated third party beneficiary with full rights to the enforcement thereof.

Use Fee and Payment Timetable
In the event Client does not renew Annual Maintenance after the initial 5-year Maintenance term or following any subsequent annual renewal term, then beginning May 1, 2013 or May 1 following expiration of the then current renewal term, as applicable, Client shall pay an annual use fee of *** for the first year the annual use fee is in effect and for each year thereafter, provided, the annual use fee may be increased by Fiserv but such increase shall in no event be more than *** year over year. If the annual use fee is not paid when due, this Exhibit 1a and Client’s license to the Software listed on this Exhibit 1a shall terminate as of the date 30 days after the payment is due and not paid.

The components of the PowerSuite system included in this Exhibit 1a are:
•	PowerSuite Policy

•	PowerSuite Support Tools including
•	Customer

•	Task Management

•	Documents Processing

•	Notepad
•	On-line Help, and

•	Case Management

CONFIDENTIAL TREATMENT REQUESTED BY KLNF	KLNF 0014

•	PowerSuite Data Warehouse

•	PowerSuite Web Components

•	PowerSuite System Administration
Third Party Software:
NONE
Basic Maintenance Services:

Software:	Payment Due Date	Amount
Annual Maintenance Fee and Payment Timetable	May 1, 2008	***
	May 1, 2009	***
	May 1, 2010	***
	May 1, 2011	***
	May 1, 2012	***
Client shall pay the above Annual Maintenance Fee for and receive Basic Maintenance Services for the Software from the Effective Date to April 30, 2013. Thereafter, Basic Maintenance Services shall renew at the then-current Annual Maintenance Fee for consecutive annual periods unless either party gives the other party notice of non-renewal given at least 60 days prior to expiration of the then-current term. In the event of Client’s non-renewal of Basic Maintenance Services for the Software, continued use of the Software is subject to payment by Client of an annual use fee as set forth in the above “Use Fee and Payment Timetable”.
***
Professional Services:
A.	Professional Services Fees
Professional Services are available to assist in the implementation. Professional Services rates will be defined in each Work Order. Reasonably incurred travel and living expenses will be billed to and paid by Client as incurred.
B.	Professional Services Fees Payment Timetable
Fiserv will bill Client for and Client shall pay Professional Services on a monthly basis.
C.	Expenses
In addition to Professional Services Fees, Client shall reimburse Fiserv for Fiserv’s reasonably incurred expenses as mutually agreed between the parties in accordance with the specific Work Order(s) signed between the parties from time to time.
URS License: If Client determines to license Fiserv’s URS Software in conjunction with PowerSuite Policy, such license shall be reflected on an Exhibit 1n to this Agreement and the license fee for such software shall be discounted by Fiserv from Fiserv’s

CONFIDENTIAL TREATMENT REQUESTED BY KLNF	KLNF 0015

Exhibit 1b
Effective Date:
PowerSuite®Claims
Initial Term of License: 5 years from the Effective Date set forth above in this Exhibit 1b. The license granted renews automatically at the end of the initial term and each year thereafter for so long as Client continues to pay Annual Maintenance Fees, as hereinafter provided.

Software	***
Software Documentation	Included with the Software
Location	1000 Adams Avenue, Suite 4, Valley Forge, PA 19401**
Total License Fee and Year 1 Maintenance Fee	***
License Fee Payment Timetable	Due and payable upon execution of the Agreement
Archive Site	[TBD prior to signing]
Maximum Users	Not Applicable
Licensor	InsureWorx, Inc.

*
Additional License Fees: The stated Total License Fees assumes the aggregate annual direct written premium (“Annual DWP”) processed with the Software System is no greater than $500,000,000. If during the term of this Agreement, Annual DWP exceeds such amount, Client shall pay Fiserv additional one time license fees in accordance with the following schedule:

Annual DWP	Additional License Fee
Less than $500,000,000	***
$500,000,000 to $750,000,000	***
$750,000,000 to $1,000,000,000	***
$1,000,000,000 to $2,000,000,000	***

Use Fee and Payment Timetable
In the event Client does not renew Annual Maintenance after the initial 5-year Maintenance term or following any subsequent annual renewal term, then beginning May 1, 2013 or May 1 following expiration of the then current renewal term, as applicable, Client shall pay an annual use fee of *** for the first year the annual use fee is in effect and for each year thereafter, provided, the annual use fee may be increased by Fiserv but such increase shall in no event be more than *** year over year. If the annual use fee is not paid when due, this Exhibit 1b and Client’s license to the Software listed on this Exhibit 1b shall terminate as of the date 30 days after the payment is due and not paid.

Third Party Software:
NONE

CONFIDENTIAL TREATMENT REQUESTED BY KLNF	KLNF 0017

Basic Maintenance Services:

Software:	Payment Due Date	Amount
Annual Maintenance Fee and Payment Timetable	May 1, 2008	***
	May 1, 2009	***
	May 1, 2010	***
	May 1, 2011	***
	May 1, 2012	***
Client shall pay the above Annual Maintenance Fee for and receive Basic Maintenance Services for the Software from the Effective Date to April 30, 2013. Thereafter, Basic Maintenance Services shall renew at the then-current Annual Maintenance Fee for consecutive annual periods unless either party gives the other party notice of non-renewal given at least 60 days prior to expiration of the then-current term. In the event of Client’s non-renewal of Basic Maintenance Services for the Software, continued use of the Software is subject to payment by Client of an annual use fee as set forth in the above “Use Fee and Payment Timetable”.
***

Professional Services:
A.	Professional Services Fees
Professional Services are available to assist in the implementation. Professional Services rates will be defined in each Work Order. Reasonably incurred travel and living expenses will be billed to and paid by Client as incurred.
B.	Professional Services Fees Payment Timetable
Fiserv will bill Client for and Client shall pay Professional Services on a monthly basis.
C.	Expenses
In addition to Professional Services Fees, Client shall reimburse Fiserv for Fiserv’s reasonably incurred expenses as mutually agreed between the parties in accordance with the specific Work Order(s) signed between the parties from time to time.
IN WITNESS whereof this Exhibit 1b to the Agreement has been executed as of the Effective Date shown hereinabove by the following duly authorized representatives:

For and on behalf of Client	By:
Name:
Title:

For and on behalf of Fiserv Insurance Solutions, Inc.	By:
Name:
Title:

CONFIDENTIAL TREATMENT REQUESTED BY KLNF	KLNF 0018

Exhibit 1c

Effective Date: August 27, 2008
Power2Pay
Initial Term of License: 5 years from the Effective Date set forth above in this Exhibit 1c. The license granted renews automatically at the end of the initial term and each year thereafter for so long as Client continues to pay Annual Maintenance Fees, as hereinafter provided.

Software	***
Software Documentation	Included with the Software
Location	1000 Adams Avenue, Suite 4, Valley Forge, PA 19401*
Total License Fee and Year 1 Maintenance Fee	***
License Fee Payment Timetable	Due and payable upon execution of the Agreement
Archive Site	[TBD prior to signing]
Maximum Users	***
Licensor	Fiserv Insurance Solutions, Inc.

**
Stated address is of Xtium, LLC, a third party contractor which Client intends to retain to perform processing services. Use of such third party contractor is subject to Fiserv’s consent, which shall not be unreasonably withheld, and the execution by Xtium, LLC of a Non-Disclosure Agreement in form and substance acceptable to Fiserv and to which Fiserv is either a party or a designated third party beneficiary with full rights to the enforcement thereof.

Use Fee and Payment Timetable	NOT APPLICABLE
Third Party Software:
NONE
Basic Maintenance Services:

Software:	Payment Due Date	Amount
Annual Maintenance Fee and Payment Timetable	March 1, 2008	***
	March 1, 2009	***
	March 1, 2010	***
	March 1, 2011	***
	March 1, 2012	***
Client shall pay the above Annual Maintenance Fee for and receive Basic Maintenance Services for the Software from the Effective Date to February 28, 2013. Thereafter, Basic Maintenance Services shall renew at the then-current Annual Maintenance Fee for consecutive annual periods unless either party gives the other party notice of non-renewal given at least 60 days prior to expiration of the then-current term. In the event of non-renewal of Basic Maintenance Services for the Software, this Exhibit 1c and Client’s license to the Software listed on this Exhibit 1c shall terminate as of the date of expiration of Basic Maintenance Services.
***

CONFIDENTIAL TREATMENT REQUESTED BY KLNF	KLNF 0019

Professional Services:
A.	Professional Services Fees
Professional Services are available to assist in the implementation. Professional Services rates will be defined in each Work Order. Reasonably incurred travel and living expenses will be billed to and paid by Client as incurred.
B.	Professional Services Fees Payment Timetable
Monthly, Fiserv will bill Client for and Client shall pay Professional Services.
C.	Expenses
In addition to Professional Services Fees, Client shall reimburse Fiserv for Fiserv’s reasonably incurred expenses as mutually agreed between the parties in accordance with the specific Work Order(s) signed between the parties from time to time.
IN WITNESS whereof this Exhibit 1c to the Agreement has been executed as of the Effective Date shown hereinabove by the following duly authorized representatives:

For and on behalf of Client	By:	/s/ Chester J. Walczyk
		Name:	Chester J. Walczyk
		Title:	Chief Operating Officer

For and on behalf of Fiserv Insurance Solutions, Inc.	By:	/s/ Gary Sherne
		Name:	Gary Sherne
		Title:	President, P&C Division

CONFIDENTIAL TREATMENT REQUESTED BY KLNF	KLNF 0020

Exhibit 2
CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT
WHEREAS Fiserv Insurance Solutions, Inc. or its affiliate (“Fiserv”), is the owner and licensor of certain computer software, and WHEREAS, Client has entered into a License and Service Agreement for Use of Fiserv’s Software (as defined therein), and WHEREAS, the undersigned party (“Consultant”) desires access to certain Fiserv confidential information in order to fulfill its obligations to Client.
NOW THEREFORE, in consideration of Consultant’s original and continuing access to Fiserv’s confidential information, Consultant agrees as follows:
For purposes of this Agreement, “Confidential Information” shall mean information or material proprietary to Fiserv, which Consultant develops or obtains knowledge or access through or as a result of Consultant’s relationship with Fiserv or Client (including information conceived, originated, discovered or developed in whole or in part by Consultant). Confidential Information includes, but is not limited to, the following types of information (whether or not reduced to writing): discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information. Confidential Information also includes any information described above that Fiserv obtains from another party and that it treats as proprietary or designates as Confidential Information. INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME CONSULTANT FIRST LEARNS OF SUCH INFORMATION, OR GENERIC INFORMATION OR KNOWLEDGE THAT CONSULTANT WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT OR WORK ELSEWHERE IN THE TRADE, SHALL NOT BE DEEMED PART OF CONFIDENTIAL INFORMATION.
All notes, materials or records, of any kind, in any way incorporating or reflecting any Confidential Information shall belong exclusively to Fiserv. Consultant agrees to turn over all copies of such materials to Fiserv upon request or upon termination of its assignment.
Consultant agrees during its assignment and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or utilize any Confidential Information for any purpose, except in the course of its work for Client.
Consultant agrees that any inventions, ideas, or original works of authorship in whole or in part conceived or made by Consultant during or after the term of its assignment that are made through the use of any Confidential Information shall belong exclusively to Fiserv and shall be considered part of Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Consultant agrees that any such original works of authorship shall be deemed to be “works made for hire” of which Fiserv shall be deemed the author, provided that in the event and to the extent such works are determined not to constitute “works made for hire” as a matter of law, Consultant hereby irrevocably assigns and transfers to Fiserv all rights, title, and interest in such works, including but not limited to copyrights, patent rights, trade secrets, industrial property rights, and moral rights and shall execute all documents reasonably requested by Fiserv for the purpose of registering such rights.
This Agreement shall be governed by and construed in accordance with the laws of New York.
Consultant agrees to the above terms, which terms constitute the entire agreement between the parties, and acknowledges receipt of a copy of this Agreement.
Consultant:

By	Address

Name

Title	Phone

Date

CONFIDENTIAL TREATMENT REQUESTED BY KLNF	KLNF 0021